VIRGINIA MINES INC.

NOTICE OF THE ANNUAL
MEETING OF SHAREHOLDERS

NOTICE ISHEREBY GIVEN that the Annual and Special Meeting of the Shareholders (the “Meeting”) of Virginia Mines Inc. (the “Corporation”) will be held in the Dufour Room of the Clarendon Hotel, 57 Ste-Anne Street, Québec City, Québec, on Tuesday June 29, 2010, at 10:00 a.m. (Quebec time) for the following purposes:

  to receive and consider the financial statements of the Corporation for the year ended February 28, 2010 together with the auditors’ report;
  to elect the directors;
  to appoint the auditors and authorize the Board of Directors to fix the auditors’ remuneration;
  to obtain the approval of unallocated stock options;
  to obtain the ratification of fiscal year 2010 stock option grants; and
  to transact such other business that may properly come before the Meeting.

Québec City, May 14, 2010

By order of the Board of Directors

/s/ André Gaumond

André Gaumond
President and Chief Executive Officer

Since it is desirable that as many shares as possible be represented and voted at the Meeting, the shareholder who is unable to attend the Meeting in person is urged to complete and return the enclosed proxy form.